Exhibit 99.1

News Release
Global Headquarters: 200 Innovation Way, Akron, Ohio 44316-0001	Media Website: www.GoodyearNewsRoom.com

MEDIA CONTACT:	Keith Price 330-796-1863
ANALYST CONTACT:	Christina Zamarro 330-796-1042
FOR IMMEDIATE RELEASE

Goodyear Reports All-Time Record Segment Operating Income

- Record quarterly segment operating income of $599 million, up 15%

- Third quarter Goodyear net income of $271 million, up 68%

- North America earnings of $323 million, up 54% and a record for any quarter

- Third quarter segment operating margin of 14%, North America margin exceeds 16%

- All business units post segment operating margin above 11%

- 2015 full-year segment operating income tracking to $2 billion

AKRON, Ohio, October 29, 2015 – The Goodyear Tire & Rubber Company today reported record results for the third quarter of 2015.

“We delivered outstanding earnings growth in the quarter and segment operating margin of more than 14 percent, overcoming macroeconomic challenges in some of our key international markets,” said Richard J. Kramer, chairman and chief executive officer.

“Our strong momentum in North America continues. The business grew its segment operating margin to more than 16 percent and achieved a 54 percent year-over-year increase in earnings driven by strong demand for our high-value-added products,” he said.

Kramer added, “Our third quarter results demonstrate continued sustainable earnings growth and our sharp focus on disciplined execution of our strategy in both strong and challenging markets. With our strong year-to-date performance, we now see full-year segment operating income tracking to $2 billion, which would be more than double what we achieved just five years ago.”

Goodyear’s third quarter 2015 sales were $4.2 billion, down from $4.7 billion a year ago, with the decrease largely attributable to unfavorable foreign currency translation of $430 million.

Tire unit volumes totaled 42.5 million for the third quarter of 2015, up 1 percent from last year. Original equipment unit volume was up 4 percent. Replacement tire shipments were flat.

The company reported third quarter segment operating income of $599 million in 2015, up 15 percent from a year ago and a record for any quarter. The increase was driven by favorable price/mix net of raw materials, partially offset by unfavorable foreign currency translation.

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Goodyear’s third quarter 2015 net income was $271 million (99 cents per share). Adjusted net income was also $271 million (99 cents per share). Per share amounts are diluted.

Third quarter 2015 adjusted net income was also impacted by $84 million (30 cents per share) of U.S. tax expense following the release of the company’s U.S. tax valuation allowance in the fourth quarter of 2014. Due to tax credits and prior tax-loss carryforwards, the company does not expect to pay significant cash income taxes in the United States for about five years.

Goodyear’s third quarter 2014 net income was $161 million (58 cents per share). Excluding certain significant items, adjusted net income was $242 million (87 cents per share). Per share amounts are diluted.

Year to Date

Goodyear’s sales for the first nine months of 2015 were $12.4 billion, down 10 percent from the 2014 period, reflecting unfavorable foreign currency translation of $1.2 billion. Tire unit volumes totaled 124.1 million for the first nine months of 2015, up 1 percent from 2014. Original equipment unit volume was up 4 percent. Replacement tire shipments were flat.

The company’s year-to-date segment operating income of $1.5 billion was up 14 percent from last year. Compared to 2014, year-to-date segment operating income reflects the benefits of favorable price/mix net of raw materials and cost reduction actions, which exceeded the impact of unfavorable foreign currency translation and inflation.

Goodyear’s year-to-date net income available to common shareholders of $687 million ($2.51 per share) is up from $316 million ($1.15 per share) in 2014’s first nine months. Excluding certain significant items, 2015 adjusted net income was $649 million ($2.39 per share). All per share amounts are diluted.

See the note at the end of this release for further explanation and reconciliation tables for Segment Operating Income and Margin; Free Cash Flow from Operations; Adjusted Net Income; and Adjusted Diluted Earnings per Share, reflecting the impact of certain significant items on the 2015 and 2014 periods.

Business Segment Results

North America

	Third Quarter		Nine Months
(in millions)	2015	2014	2015	2014
Tire Units	15.6	15.2	46.2	45.1
Sales	$1,978	$2,057	$5,862	$5,980
Segment Operating Income	323	210	842	574
Segment Operating Margin	16.3%	10.2%	14.4%	9.6%

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North America’s third quarter 2015 sales decreased 4 percent from last year. A 3 percent increase in tire unit volume was more than offset by a decrease in other tire-related sales, principally third-party chemical sales. Original equipment unit volume was up 8 percent. Replacement tire volume was up 1 percent.

Third quarter 2015 segment operating income of $323 million was a 54 percent improvement over the prior year and a record for any quarter. The improvement was primarily driven by favorable price/mix net of raw materials, as well as cost reduction actions.

Europe, Middle East and Africa

	Third Quarter		Nine Months
(in millions)	2015	2014	2015	2014
Tire Units	16.2	16.4	46.9	47.7
Sales	$1,328	$1,618	$3,924	$4,874
Segment Operating Income	154	181	335	408
Segment Operating Margin	11.6%	11.2%	8.5%	8.4%

Europe, Middle East and Africa’s third quarter sales decreased 18 percent from last year to $1.3 billion, primarily due to unfavorable foreign currency translation. Sales also reflect a 2 percent decrease in tire unit volume. Original equipment unit volume was up 6 percent. Replacement tire shipments were down 4 percent.

Third quarter 2015 segment operating income of $154 million was 15 percent below the prior year primarily due to unfavorable foreign currency translation.

Asia Pacific

	Third Quarter		Nine Months
(in millions)	2015	2014	2015	2014
Tire Units	6.0	6.0	17.7	17.0
Sales	$458	$531	$1,399	$1,566
Segment Operating Income	72	80	223	221
Segment Operating Margin	15.7%	15.1%	15.9%	14.1%

Asia Pacific’s third quarter sales decreased 14 percent from last year to $458 million, primarily due to unfavorable foreign currency translation. Tire unit volumes were flat. Original equipment unit volume was up 6 percent. Replacement tire shipments were down 5 percent.

Third quarter 2015 segment operating income of $72 million was down 10 percent from last year, primarily driven by higher SAG expenses and unfavorable foreign currency translation.

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Latin America

	Third Quarter		Nine Months
(in millions)	2015	2014	2015	2014
Tire Units	4.7	4.3	13.3	12.7
Sales	$420	$451	$1,195	$1,362
Segment Operating Income	50	49	146	150
Segment Operating Margin	11.9%	10.9%	12.2%	11.0%

While Latin America’s third quarter tire unit volumes were up 8 percent, sales decreased 7 percent as volume growth and favorable price/mix were more than offset by unfavorable foreign currency translation. Replacement tire shipments were up 18 percent. Original equipment unit volume was down 21 percent.

Third quarter segment operating income of $50 million was up 2 percent from a year ago primarily due to favorable price/mix net of raw materials, which more than offset the impact of higher inflation.

Operating income in Venezuela was $39 million, up $12 million from 2014’s third quarter. Third quarter 2015 operating income excludes foreign currency exchange losses related to the Venezuelan bolivar fuerte of $8 million.

Outlook

The company reaffirms its 2015-2016 financial targets, which include:

- Segment Operating Income growth of between 10 percent and 15 percent per year;

- Annual positive Free Cash Flow from Operations and,

- An Adjusted Debt to EBITDAP ratio of 2.0x to 2.1x at year-end 2016.

Shareholder Return Program

The company paid a quarterly dividend of 6 cents per share of common stock on September 1, 2015. The Board of Directors has declared an increased quarterly dividend of 7 cents per share payable December 1, 2015, to shareholders of record on November 2, 2015.

As a part of its previously announced $450 million share repurchase program, the company repurchased 1 million shares of its common stock for $30 million during the third quarter.

Global Alliance

On October 1, the company announced that it has dissolved its global alliance with Sumitomo Rubber Industries, Ltd. The terms and conditions of the transaction were consistent with those outlined when the agreement was announced on June 4, 2015.

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Conference Call

Goodyear will hold an investor conference call at 9 a.m. today. Prior to the commencement of the call, the company will post the financial and other related information that will be presented on its investor relations Web site: http://investor.goodyear.com.

Participating in the conference call will be Richard J. Kramer, chairman and chief executive officer, and Laura K. Thompson, executive vice president and chief financial officer.

Investors, members of the media and other interested persons can access the conference call on the Web site or via telephone by calling either 800-895-1085 or 785-424-1055 before 8:55 a.m. and providing the Conference ID “Goodyear.” A taped replay will be available by calling 800-839-2485 or 402-220-7222. The replay will also remain available on the Web site.

Goodyear is one of the world’s largest tire companies. It employs about 66,000 people and manufactures its products in 49 facilities in 22 countries around the world. Its two Innovation Centers in Akron, Ohio and Colmar-Berg, Luxembourg strive to develop state-of-the-art products and services that set the technology and performance standard for the industry. For more information about Goodyear and its products, go to www.goodyear.com/corporate. GT-FN

Certain information contained in this press release constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. There are a variety of factors, many of which are beyond our control, that affect our operations, performance, business strategy and results and could cause our actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: our ability to implement successfully our strategic initiatives; actions and initiatives taken by both current and potential competitors; foreign currency translation and transaction risks; increases in the prices paid for raw materials and energy; a labor strike, work stoppage or other similar event; deteriorating economic conditions or an inability to access capital markets; work stoppages, financial difficulties or supply disruptions at our suppliers or customers; the adequacy of our capital expenditures; our failure to comply with a material covenant in our debt obligations; potential adverse consequences of litigation involving the company; as well as the effects of more general factors such as changes in general market, economic or political conditions or in legislation, regulation or public policy. Additional factors are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

(financial statements follow)

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Statements of Operations (unaudited)

	Three Months Ended		Nine Months Ended
	Sept. 30,		Sept. 30,
(In millions, except per share amounts)	2015	2014	2015	2014
NET SALES	$4,184	$4,657	$12,380	$13,782

Cost of Goods Sold	3,000	3,516	9,093	10,566
Selling, Administrative and General Expense	633	653	1,889	2,018
Rationalizations	20	15	82	80
Interest Expense	102	108	311	315
Other (Income) Expense	(2)	66	(113)	242

Income before Income Taxes	431	299	1,118	561
United States and Foreign Taxes	126	100	369	168

Net Income	305	199	749	393
Less: Minority Shareholders’ Net Income	34	38	62	70

Goodyear Net Income	271	161	687	323
Less: Preferred Stock Dividends	—	—	—	7

Goodyear Net Income Available to Common Shareholders	$271	$161	$687	$316

Goodyear Net Income Available to Common Shareholders - Per Share of Common Stock
Basic	$1.01	$0.58	$2.55	$1.18

Weighted Average Shares Outstanding	269	275	270	266
Diluted	$0.99	$0.58	$2.51	$1.15

Weighted Average Shares Outstanding	274	279	274	280
Cash Dividends Declared Per Common Share	$0.06	$0.06	$0.18	$0.16

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Balance Sheets (unaudited)

(In millions, except share data)	September 30, 2015	December 31, 2014
Assets:
Current Assets:
Cash and Cash Equivalents	$1,690	$2,161
Accounts Receivable, less Allowance - $98 ($89 in 2014)	2,616	2,126
Inventories:
Raw Materials	508	535
Work in Process	142	149
Finished Products	1,894	1,987

	2,544	2,671
Deferred Income Taxes	575	570
Assets Held For Sale	242	—
Prepaid Expenses and Other Current Assets	255	196

Total Current Assets	7,922	7,724
Goodwill	556	601
Intangible Assets	131	138
Deferred Income Taxes	1,485	1,762
Other Assets	748	731
Property, Plant and Equipment less Accumulated Depreciation - $8,700 ($9,029 in 2014)	6,673	7,153

Total Assets	$17,515	$18,109

Liabilities:
Current Liabilities:
Accounts Payable-Trade	$2,576	$2,878
Compensation and Benefits	723	724
Liabilities Held For Sale	204	—
Other Current Liabilities	871	956
Notes Payable and Overdrafts	41	30
Long Term Debt and Capital Leases due Within One Year	368	148

Total Current Liabilities	4,783	4,736
Long Term Debt and Capital Leases	5,591	6,216
Compensation and Benefits	1,426	1,676
Deferred and Other Noncurrent Income Taxes	176	181
Other Long Term Liabilities	587	873

Total Liabilities	12,563	13,682
Commitments and Contingent Liabilities
Minority Shareholders’ Equity	590	582

Shareholders’ Equity:
Goodyear Shareholders’ Equity:
Common Stock, no par value:
Authorized, 450 million shares, Outstanding shares – 269 million (269 million in 2014) after deducting 9 million treasury shares (9 million in 2014)	269	269
Capital Surplus	3,103	3,141
Retained Earnings	4,981	4,343
Accumulated Other Comprehensive Loss	(4,210)	(4,143)

Goodyear Shareholders’ Equity	4,143	3,610
Minority Shareholders’ Equity – Nonredeemable	219	235

Total Shareholders’ Equity	4,362	3,845

Total Liabilities and Shareholders’ Equity	$17,515	$18,109

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Statements of Cash Flows (unaudited)

	Nine Months Ended
(In millions)	September 30,
	2015	2014
Cash Flows from Operating Activities:
Net Income	$749	$393
Adjustments to Reconcile Net Income to Cash Flows from Operating Activities:
Depreciation and Amortization	522	553
Amortization and Write-Off of Debt Issuance Costs	6	12
Provision for Deferred Income Taxes	265	61
Net Pension Curtailments and Settlements	2	39
Net Rationalization Charges	82	80
Rationalization Payments	(105)	(169)
Net Losses on Asset Sales	9	4
Pension Contributions and Direct Payments	(77)	(1,292)
Net Venezuela Currency Loss	—	155
Gain on Recognition of Deferred Royalty Income	(155)	—
Changes in Operating Assets and Liabilities, Net of Asset Acquisitions and Dispositions:
Accounts Receivable	(644)	(675)
Inventories	(97)	(226)
Accounts Payable - Trade	33	(69)
Compensation and Benefits	29	103
Other Current Liabilities	(29)	(5)
Other Assets and Liabilities	45	97

Total Cash Flows from Operating Activities	635	(939)
Cash Flows from Investing Activities:
Capital Expenditures	(656)	(634)
Asset Dispositions	13	6
Decrease (Increase) in Restricted Cash	(11)	6
Short Term Securities Acquired	(50)	(72)
Short Term Securities Redeemed	25	82
Other Transactions	5	7

Total Cash Flows from Investing Activities	(674)	(605)
Cash Flows from Financing Activities:
Short Term Debt and Overdrafts Incurred	72	52
Short Term Debt and Overdrafts Paid	(59)	(24)
Long Term Debt Incurred	1,265	1,739
Long Term Debt Paid	(1,469)	(1,054)
Common Stock Issued	33	41
Common Stock Repurchased	(82)	(97)
Common Stock Dividends Paid	(49)	(43)
Preferred Stock Dividends Paid	—	(15)
Transactions with Minority Interests in Subsidiaries	(5)	(36)
Debt Related Costs and Other Transactions	(12)	—

Total Cash Flows from Financing Activities	(306)	563
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(102)	(271)

Net Change in Cash and Cash Equivalents	(447)	(1,252)
Cash and Cash Equivalents at Beginning of the Period	2,161	2,996
Less: Cash Held For Sale	(24)	—

Cash and Cash Equivalents at End of the Period	$1,690	$1,744

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Non-GAAP Financial Measures (unaudited)

This earnings release presents Total Segment Operating Income, Free Cash Flow from Operations, Adjusted Net Income and Adjusted Diluted Earnings Per Share (EPS) on a historical basis and our targeted Total Segment Operating Income growth rate for 2015-2016 and our targeted ratio of Adjusted Debt to EBITDAP for 2016, which are important financial measures for the company but are not financial measures defined by U.S. GAAP, and should not be construed as an alternative to corresponding financial measures presented in accordance with U.S. GAAP.

Total Segment Operating Income is the sum of the individual strategic business units’ (SBUs) Segment Operating Income as determined in accordance with U.S. GAAP. Management believes that Total Segment Operating Income is useful because it represents the aggregate value of income created by the company’s SBUs and excludes items not directly related to the SBUs for performance evaluation purposes.

Free Cash Flow from Operations is the company’s Cash Flows from Operating Activities as determined in accordance with U.S. GAAP before pension contributions and direct payments and rationalization payments, less capital expenditures. Management believes that Free Cash Flow from Operations is useful because it represents the cash generating capability of the company’s ongoing operations, after taking into consideration capital expenditures necessary to maintain its business and pursue growth opportunities.

Adjusted Net Income is Goodyear’s Net Income as determined in accordance with U.S. GAAP adjusted for certain significant items. Adjusted Diluted EPS is the company’s Adjusted Net Income divided by Weighted Average Shares Outstanding-Diluted as determined in accordance with U.S. GAAP. Management believes that Adjusted Net Income and Adjusted Diluted EPS are useful because they represent how management reviews the operating results of the company excluding the impacts of rationalizations, asset write-offs, accelerated depreciation, asset sales and certain other significant items.

Adjusted Debt is the sum of our total debt and our global pension liability, each as determined in accordance with U.S. GAAP, and EBITDAP, as adjusted, represents Net Income (the most directly comparable U.S. GAAP financial measure) before interest expense, income tax expense, depreciation and amortization expense, net periodic pension cost, rationalization charges and other (income) and expense. We refer to the ratio of Adjusted Debt to EBITDAP because we believe it is widely used by investors as a means of evaluating a company’s leverage.

We are unable to present a quantitative reconciliation of our forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures, because management cannot reliably predict all of the necessary components of those U.S. GAAP financial measures without unreasonable effort. These components could be significant to the calculation of those U.S. GAAP financial measures in the future.

It should be noted that other companies may calculate similarly-titled non-GAAP financial measures differently and, as a result, the measures presented herein may not be comparable to such similarly-titled measures reported by other companies.

See the tables below for reconciliations of historical Total Segment Operating Income, Free Cash Flow from Operations, Adjusted Net Income and Adjusted Diluted EPS to the most directly comparable U.S. GAAP measures.

Total Segment Operating Income and Margin Reconciliation Table

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2015	2014	2015	2014
Segment Operating Income	$599	$520	$1,546	$1,353
Less:
Rationalizations	20	15	82	80
Interest Expense	102	108	311	315
Other (Income) Expense	(2)	66	(113)	242
Asset Write-offs and Accelerated Depreciation	3	—	5	3
Corporate Incentive Compensation Plans	26	23	61	69
Pension Curtailments/Settlements	—	—	—	33
Intercompany Profit Elimination	(11)	(5)	10	4
Retained Expenses of Divested Operations	2	4	6	11
Other	28	10	66	35

Income before Income Taxes	$431	$299	$1,118	$561
United States and Foreign Taxes	126	100	369	168
Less: Minority Shareholders Net Income	34	38	62	70

Goodyear Net Income	$271	$161	$687	$323

Sales	$4,184	$4,657	$12,380	$13,782
Return on Sales	6.5%	3.5%	5.5%	2.3%
Total Segment Operating Margin	14.3%	11.2%	12.5%	9.8%

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Free Cash Flow from Operations Reconciliation Table

	Three Months Ended Sept. 30,
(in millions)	2015	2014
Net Income	$305	$199
Depreciation and Amortization	173	182
Working Capital (1)	(231)	(362)
Pension Expense (2)	36	36
Provision for Deferred Income Taxes	94	62
Other (3)	29	163
Capital Expenditures	(208)	(193)

Free Cash Flow from Operations (non-GAAP)	$198	$87
Capital Expenditures	208	193
Pension Contributions and Direct Payments	(26)	(35)
Rationalization Payments	(19)	(50)

Cash Flow from Operating Activities (GAAP)	$361	$195

Amounts are calculated from the consolidated Statements of Cash Flows except for pension expense, which is as reported in the Notes to Consolidated Financial Statements.

(1)	Working Capital represents total changes in accounts receivable, inventories and accounts payable – trade.
(2)	Pension expense is the net periodic pension cost (before curtailments, settlements and termination benefits) as reported in the pension-related note in the Notes to Consolidated Financial Statements.
(3)	Other includes amortization and write-off of debt issuance costs, net pension curtailments and settlements, net rationalization charges, net (gains) losses on asset sales, net Venezuela currency loss, compensation and benefits less pension expense, other current liabilities, and other assets and liabilities.

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Adjusted Net Income and Adjusted Diluted Earnings per Share Reconciliation Table

Third Quarter 2015	Net Income After-tax and Minority Interest	Weighted Average Shares Outstanding- Diluted	Diluted EPS
(In millions, except EPS)
Goodyear Net Income	$271	274	$0.99

Significant Items:
Rationalizations, Asset Write-offs, and Accelerated Depreciation Charges	16
Transaction Costs and Net Losses on Asset Sales	13
Insurance Recovery – Discontinued Products	(16)
Discrete Income Tax Benefits	(8)
Indirect Tax Claims	(5)

	—		—

As Adjusted	$271	274	$0.99

Third Quarter 2014	Net Income After-tax and Minority Interest	Weighted Average Shares Outstanding- Diluted	Diluted EPS
(In millions, except EPS)
Goodyear Net Income	$161	279	$0.58

Significant Items:
Discrete Tax Items	47
Charge Relating to Government Investigation in Africa	16
Rationalizations, Asset Write-offs, and Accelerated Depreciation Charges	9
Net Losses on Asset Sales	6
Charges Relating to Labor Claims with Respect to a Previously Closed Facility in Greece	3

	81		$0.29

As Adjusted	$242	279	$0.87

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Adjusted Net Income and Adjusted Diluted Earnings per Share Reconciliation Table

First Nine Months 2015	Net Income After-tax and Minority Interest	Weighted Average Shares Outstanding- Diluted	Diluted EPS
(In millions, except EPS)
Goodyear Net Income	$687	274	$2.51

Significant Items:
Rationalizations, Asset Write-offs, and Accelerated Depreciation Charges	62
Transaction Costs and Net Losses on Asset Sales	16
Charges Relating to Labor Claims with Respect to a Previously Closed Facility in Greece	4
Gain on Recognition of Deferred Royalty Income	(99)
Insurance Recovery – Discontinued Products	(16)
Indirect Tax Claims	(5)

	(38)		$(0.12)

As Adjusted	$649	274	$2.39

First Nine Months 2014	Net Income After-tax and Minority Interest	Weighted Average Shares Outstanding- Diluted	Diluted EPS
(In millions, except EPS)
Goodyear Net Income	$323	280	$1.15

Significant Items:
Charge Relating to Net Remeasurement Loss in Venezuela	130
Rationalizations, Asset Write-offs, and Accelerated Depreciation Charges	58
Discrete Tax Items	47
Pension Curtailments and Settlements	36
Charges Relating to Labor Claims with Respect to a Previously Closed Facility in Greece	20
Charge Relating to Government Investigation in Africa	16
Net Losses on Asset Sales	4
Settlement of Indirect Tax Claims	(13)

	298		$1.07

As Adjusted	$621	280	$2.22

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